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Exhibit 99.2

FIRST AMENDMENT OF THE
ANTHEM 401(K) LONG TERM SAVINGS INVESTMENT PLAN
(AS LAST RESTATED EFFECTIVE JANUARY 1, 1997)

        Pursuant to rights reserved under Article X of the Anthem 401(k) Long Term Savings Investment Plan (the "Plan"), Anthem Insurance Companies, Inc. (the "Company") hereby amends the Plan, effective (except as otherwise expressly provided herein) June 1, 2002, as follows:

        1.    New Sections 2.98 and 2.99 are added to the Plan to provide, in their entirety, as follows:

  2.98
  Anthem Stock means common stock of the Company.

  2.99
  Anthem Stock Fund means the Investment Fund invested in Anthem Stock, which shares shall be purchased on the open market, unless the Company makes available for purchase by the Plan authorized but unissued shares of its common stock and the Trustee decides to purchase such shares.

        2.    New Section 4.1(a)(v) is added to the Plan to provide in its entirety as follows:

    (v)
    Effective as soon as administratively feasible, all Participants who are eligible to make Before Tax Contributions under this Plan and who have attained age fifty (50) before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code and shall also be disregarded for purposes of determining any Employer Matched Contributions under Section 4.1(b) of this Plan. The Plan shall not be treated as failing to satisfy the provisions of the plan implementing the requirements of section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

        3.    Section 4.10 of the Plan is amended to provide, in its entirety, as follows:

  4.10
  Rollovers.    An Eligible Employee, Former Participant, or, if permitted by the Pension Committee, the surviving spouse of a Former Participant, may transfer to the Trust any cash which has been distributed to him whether such amount is (i) transferred by the Eligible Employee or Former Participant after his receipt of such amount from a plan qualified under Section 401(a), 403(b) or 457 of the Code, or (ii) transferred from a "conduit" individual retirement account established by the Eligible Employee or Former Participant upon his receipt of such amount from a plan qualified under Section 401(a), 403(b) or 457 of the Code; provided, however, that such amount qualifies as a rollover amount as defined by the Code at the time of the transfer and the Participant complies with such rules and other criteria as the Pension Committee may establish from time to time to ensure the qualified status of the Plan. The amount of cash transferred to the Trust pursuant to this Section 4.10 shall be credited to the Eligible Employee's or Former Participant's Rollover Account in accordance with Section 5.1 A Participant shall be fully vested in his Rollover Account at all times. In the event any amount rolled over into the Plan is found not eligible for rollover, such amount, as adjusted for earnings and losses, shall be distributed to the Participant as soon as administratively feasible.

        4.    A new Subsection 6.7(iv) is added to the Plan to provide, in its entirety, as follows:

    (iv)
    Distributions made in accordance with this Section 6.7 shall be made in cash; provided, however, that if a Participant, Former Participant or Beneficiary elects to receive his benefits in a single lump sum payment, then the Participant, Former Participant or Beneficiary may, by giving prior written notice to the Trustee in the form and manner and within such time limit as the Trustee shall prescribe, elect to have the distribution of the entire portion, if any, of a Participant's Accounts held in the Anthem Stock Fund paid in whole shares of Anthem Stock with fractional shares and any uninvested funds held in his name in the Anthem Stock Fund paid in cash.

        5.    A new Subsection 6.9(d)(5) is added to the Plan to provide, in its entirety, as follows:

    (5)
    All withdrawals pursuant to this Section 6.9 shall be paid in cash in a lump sum; provided, however, that a Participant may, by giving prior written notice to the Trustee in the form and manner and within such time limit as the Trustee shall prescribe, elect to have that entire portion of his withdrawal which is charged against the Anthem Stock Fund paid in whole shares of Anthem Stock, with the value of any fractional shares and any uninvested funds held in his name in the Anthem Stock Fund paid in cash.

        6.    Subsection 6.9(2) of the Plan is amended to provide, in its entirety, as follows:

    (2)
    If a Participant makes a hardship withdrawal under subsection 6.9(a)(i) or 6.9(a)(ii) or a Participant effects a withdrawal under any non-qualified deferred compensation plan maintained by the Employer, the Employer shall be precluded from making Before Tax Contributions and Employer Matched Contributions on the Participant's behalf and the Employee shall be prohibited from making Post 1986 After Tax Contributions to this Plan and employee contributions to all other plans of the Employer coincident with or next following the date that is 6 months from the date on which the withdrawal is received by the Participant. All other plans of the Employer shall mean all qualified and nonqualified plans of deferred compensation maintained by the Employer, including any of the Merged Plans under which voluntary Employee after-tax contributions were permitted. A Participant whose participation in the Plan is suspended shall be required to reenroll in the Plan at the end of the suspension period in order to resume Before Tax Contributions and Post 1986 After Tax Contributions to the Plan; and

        7.    Subsection 6.10(j) of the Plan is amended to provide, in its entirety, as follows:

    (j)
    All loans shall be processed on a pro-rata basis from the funds in which a Participant's Accounts, other than the Investment Fund holding Anthem Stock which will be liquidated last, are invested, in the following order:

    (1)
    Amounts Attributable to a Participant's Before Tax Contribution Accounts.

    (2)
    Amounts attributable to a Participant's vested HMI Company Regular Account or vested Raff-Hughes Company Regular Account.

    (3)
    Amounts attributable to a Participant's Company Account.

    (4)
    Amounts attributable to a Participant's Rollover Account.

    (5)
    Amounts attributable to a Participant's Post 1986 After Tax Contribution Account.

    (6)
    Amounts attributable to a Participant's Pre 1987 After Tax Contribution Account.

        8.    A new Section 7.4 is added to the Plan to provide, in its entirety, as follows:

  7.4
  Anthem Stock.    Effective June 1, 2002, Anthem Stock is added as an investment option and the following special rules shall become applicable:

  (a)
  Voting Rights.    Each Participant (or Beneficiary of a deceased Participant) is designated, for purposes of this Section 7.3(a), a "named fiduciary" (within the meaning of ERISA) with respect to the shares of Anthem Stock credited to his Accounts, and he shall have the right to direct the Trustee with respect to the voting of the shares of Anthem Stock credited to his Accounts on each matter brought before any meeting of shareholders; provided, however, that the right shall only apply with respect to shares of Anthem Stock credited to the Participant's Accounts as of the most recent Valuation Date coincident with or preceding the applicable record date. Before each meeting of shareholders, the

      Company shall cause to be furnished to each Participant (or Beneficiary of a deceased Participant) and to the Trustee a copy of the proxy solicitation material. At least three (3) calendar days prior to the date of the shareholders' meeting at which such voting rights will be exercised, the Participant (or Beneficiary) may complete and file with the Trustee a written direction, in the form and manner prescribed by the Pension Committee, as to the manner in which the shares of Anthem Stock held in his Accounts shall be voted. Upon timely receipt of the direction, the Trustee shall vote (or grant the Company's management a proxy to vote) as directed the number of shares (including fractional shares) of Anthem Stock held in the Participant's Accounts, and the Trustee shall have no discretion as to the manner. The instructions received by the Trustee from Participants (or Beneficiaries) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including the Pension Committee or officers or employees of the Company or any Employer or Affiliate. For the purposes of voting Anthem Stock, the Trustee shall combine the directions of Participants as to the voting of fractional shares allocated to their Accounts to the maximum extent possible and the Trustee shall vote the resulting aggregate of the whole shares so combined in accordance with such directions. To the extent permitted by applicable law, the Trustee shall vote any allocated Anthem Stock with respect to any business or issue for which it lacks a specific direction from any Participant in the same proportion that it votes the shares of Anthem Stock for which it received direction from the Participants (or Beneficiaries). The Pension Committee shall establish procedures to maintain the confidentiality of voting direction by the Participants and their Beneficiaries.

    (b)
    Response to Tender Offers.    Each Participant (or Beneficiary of a deceased Participant) is designated, for purposes of this Section 7.3(b), a "named fiduciary" (within the meaning of ERISA) with respect to the shares of Anthem Stock held in his Accounts, and he shall have the right to direct the Trustee as to how to respond with respect to those shares to a tender offer or to any other offer made to shareholders generally to purchase, exchange, redeem, or otherwise transfer shares; provided, however, that the right shall only apply to the Anthem Stock held in the Participant's Account as of the Valuation Date coincident with or immediately preceding the first day for delivering shares or otherwise responding to the tender offer to other offer. At least three (3) calendar days prior to the last date for delivering shares or otherwise responding to the tender offer or other offer, the Participant (or Beneficiary of a deceased Participant) may complete and file with the Trustee a written direction in the form and manner prescribed by the Pension Committee. Upon timely receipt of a written direction to deliver the shares of Anthem Stock in the Participant's Accounts in response to the tender or other offer, the Trustee shall deliver the shares to which the direction applies. The Trustee shall not deliver, in response to the tender or other offer, any shares as to which the Trustee has received a direction from a Participant (or Beneficiary) not to deliver the shares. The directions received by the Trustee from Participants (or Beneficiaries) shall be held by the Trustee in confidence and shall not be divulged or released to any person, including the Pension Committee or officers or employees of the Company or any Employer or Affiliate. To the extent permitted by applicable law, the Trustee shall respond to the tender or other offer with respect to any shares of Anthem Stock held in the Plan for which the Trustee has not received a specific direction from a Participant (or Beneficiary) in the same proportion that it purchases, exchanges, redeems or otherwise transfers shares of Anthem Stock for which it received direction from Participants (or Beneficiaries).

        IN WITNESS WHEREOF, this First Amendment has been adopted this            day of                        , 2002.

ANTHEM INSURANCE COMPANIES, INC.
By:	Chairman of the Anthem Pension Committee

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  Exhibit 99.2
FIRST AMENDMENT OF THE ANTHEM 401(K) LONG TERM SAVINGS INVESTMENT PLAN (AS LAST RESTATED EFFECTIVE JANUARY 1, 1997)